Execution Copy

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

Dated as of June 29, 2007

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of June 29, 2007 (this ‘‘Amendment’’), is made by and among: (1) BRANDS HOLDINGS LIMITED, a private company limited by shares incorporated in England and Wales (‘‘Parent’’); (2) EWI ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent (‘‘Merger Sub’’); and (3) EVERLAST WORLDWIDE INC., a Delaware corporation (the ‘‘Company’’).

WHEREAS, as of June 28, 2007, Parent, Merger Sub and the Company entered into that certain Agreement and Plan of Merger (the ‘‘Original Merger Agreement’’; any term used herein without definition shall have the meaning set forth in the Original Merger Agreement);

WHEREAS, pursuant to the terms and conditions hereof, Parent, Merger Sub and the Company desire to amend certain of the terms and conditions of the Original Merger Agreement; and

WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders to consummate the Merger, upon the terms and subject to the conditions of the Original Merger Agreement as amended by this Amendment, and such Boards of Directors have approved the Original Merger Agreement and this Amendment and declared its advisability (and, in the case of the Board, have recommended that this Original Merger Agreement as amended by this Amendment, be adopted by the Company’s stockholders).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

Section 1.    Amendment Provisions.

(a)    The reference to ‘‘$30.00 per share in cash’’ in Recital (E) of the Original Merger Agreement is hereby deleted and replaced with the phrase ‘‘$33.00 per share in cash’’.

(b)    Section 3.01(a) of the Original Merger Agreement is hereby deleted in its entirety and replaced with the following:

‘‘(a)	Conversion of Company Common Stock. Each Share (including Company Restricted Shares, but other than any Shares to be canceled pursuant to Section 3.01(b), Shares owned by any direct or indirect wholly owned Subsidiary and any Dissenting Shares) shall be canceled and converted automatically into the right to receive $33.00 in cash (the ‘‘Merger Consideration’’) payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.02, of the Certificate that formerly evidenced such Share.’’

(c)	Section 9.03(c) of the Original Merger Agreement is hereby deleted in its entirety and replaced with the following:

‘‘(c)	‘‘Termination Fee’’ means $5,610,000.’’

(d)	Section 9.03(d)(x) and (y) of the Original Merger Agreement are hereby deleted in their entirety and replaced with the following (by replacing clauses (x) and (y) of the first sentence of Section 9.03(d) with the following):

‘‘(x) $440,000 in the event this Agreement is terminated pursuant to Section 9.01(h) and (y) $1,870,000 in the event this Agreement is terminated pursuant to Section 9.01(e), as directed in writing by Parent (‘‘Termination Expenses’’).’’

(e)	Section 9.03(f) of the Original Merger Agreement is hereby deleted in its entirety and replaced with the following:

‘‘(f)	Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 9.01(f), then Parent shall pay the Company $4,180,000 (the ‘‘Parent Termination Fee’’) in immediately available funds within two business days after the date of the event giving rise to the obligation to make such payment.’’

Section 2.    Miscellaneous.

(a)    Except as modified by the terms of this Amendment, the provisions of the Original Merger Agreement shall remain in full force and effect (and any reference in the Original Merger Agreement to ‘‘this Agreement’’ (or ‘‘hereof,’’ ‘‘herein’’ or like terms) shall be deemed a reference to the Original Merger Agreement, as modified by the terms of this Amendment). Parent, Merger Sub and the Company acknowledge and agree that this Amendment constitutes a valid amendment of the Original Merger Agreement in accordance with Section 9.04 thereof.

(b)    This Amendment shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

(c)    This Amendment may be executed and delivered in one or more counterparts (including delivery by facsimile or portable document format), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

BRANDS HOLDINGS LIMITED
By /s/ Justin Barnes ———————————————- Name: Justin Barnes Title: Head of Brands
EWI ACQUISITION, INC.
By /s/ Justin Barnes ———————————————- Name: Justin Barnes Title: Vice President
EVERLAST WORLDWIDE INC.
By /s/ Seth Horowitz ———————————————- Name: Seth Horowitz Title: President & CEO